UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: October 24, 2013
(Date of earliest event reported)

DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)
(407) 245-4000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On October 24, 2013, Darden Restaurants, Inc. (“we,” “us” or the “Company”) entered into a First Amendment, dated as of October 24, 2013 (the “First Amendment”), to its $750 million revolving Credit Agreement dated as of October 3, 2011 (the “Original Revolving Credit Agreement”) with Bank of America, N.A., as administrative agent (“BOA”), and the lenders (the “Lenders”) and other agents party thereto (the Original Revolving Credit Agreement, as amended by the First Amendment, being hereafter referred to as the “Revolving Credit Agreement”).
The First Amendment extends the maturity date of the Original Revolving Credit Agreement from October 3, 2016 to October 24, 2018, and gives the Company the option to request a further extension of the maturity date for up to two additional one-year periods. Interest rates on borrowings and fees under the Revolving Credit Agreement are determined by reference to a ratings-based pricing grid, which was amended by the First Amendment.
Except as modified by the First Amendment, the Original Revolving Credit Agreement remains in full force and effect.
As of October 30, 2013, we had no outstanding balances under the Revolving Credit Agreement.
Certain of the Lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us, including letters of credit, derivative transactions, transfer agent services, trustee and custodial services, depository services and account processing services, for which we have paid and intend to pay customary fees.
The preceding description of the Revolving Credit Agreement is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Darden Restaurants, Inc.

Date: October 30, 2013	By: /s/ Teresa M. Sebastian
Name: Teresa M. Sebastian
Title: Senior Vice President, General Counsel and Secretary

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	First Amendment to Credit Agreement, dated as of October 24, 2013, among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent.